July 2007	Pricing Sheet dated July 24, 2007 relating to
Preliminary Pricing Supplement No. 316 dated June 22, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
S&P 500® Index - Protected Buy-Write Securities due July 27, 2012
Based on the Performance of the 2007-4 Dynamic Reference Index
PRICING TERMS – JULY 24, 2007
Issuer:	Morgan Stanley
Maturity Date:	July 27, 2012
Issue Price:	$10 (see “Commissions and Issue Price” below)
Pricing Date:	July 24, 2007
Original Issue Date:	July 31, 2007 (5 business days after the Pricing Date)
Reference Index:
The Reference Index will be the 2007-4 Dynamic Reference Index which tracks the performance of hypothetical investments in two assets and a liability (each, an “Index Component”).  The two assets are (i) the Equity Component, which represents a hypothetical investment in a “buy-write” strategy related to the S&P 500 Index, and (ii) the Zero-Coupon Bond Component.  The liability is the Leverage Component.
The Reference Index will have an initial value of 97.
Please read the preliminary pricing supplement for more information on the Reference Index.

Aggregate Principal Amount:	$36,250,000
Payment at Maturity:	$10 plus a Supplemental Redemption Amount, if any.
Supplemental Redemption Amount:	The greater of (i) zero and (ii) $10 times the percentage change in the Reference Index as of the Determination Date from the threshold value of 100.
Variable Monthly Coupon:
The variable monthly coupon payment on the Securities will be based upon the allocation, if any, to the Equity Component within the Reference Index and calculated by reference to the dividends of the component stocks of the S&P 500 Index and the monthly call option premium generated by the “buy-write” strategy.  The variable coupon payment is expected to change over time, depending on (i) the Hypothetical Monthly Income related to the performance of the Equity Component in any month, (ii) the allocation to the Equity Component, if any, and (iii) the Reference Index Closing Value.
Coupon payments will not be paid if the allocation to the Equity Component within the Reference Index has been reduced to zero or, in certain circumstances, if making a coupon payment would reduce the allocation to the Equity Component below a threshold value.
Please read the preliminary pricing supplement for more information on the variable monthly coupon payments.

Allocation Among Index Components:	Index Component		Allocation
	Equity Component		105%
	Zero-Coupon Bond Component		0%
	Leverage Component		5%
	Subsequent reallocations over the term of the Securities will change the allocations above.
Determination Date:	July 20, 2012
CUSIP:	617475579
Listing:	The Securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per Security:	$10.00	$0.30	$9.70
	Total:	$36,250,000	$1,087,500	$35,162,500
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by that investor.  The lowest price payable by an investor is $9.90 per Security.  Please see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement for further details.

(2)
If you continue to hold your securities, we will pay the brokerage firm through which you hold your securities additional commissions on an annual basis.  These additional commissions will accrue at an annual rate of 0.5% per Security for each day that hypothetical funds are allocated to the Equity Component.  For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Protected Buy-Write Securities are not sponsored, endorsed, sold, or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. makes no representations or warranties to the owners of the Protected Buy-Write Securities or any member of the public regarding the advisability of investing in the Protected Buy-Write Securities.  The McGraw-Hill Companies, Inc. has no obligation or liability in connection with the operation, marketing, trading or sale of the Protected Buy-Write Securities.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 316 dated June 22, 2007
Prospectus Supplement dated January 25, 2006	Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.